SEPARATION AND RELEASE AGREEMENT

† This Separation and Release Agreement (this “Agreement”) is entered into by and between DAVID ANDREW BORRMANN (“Employee”) and COLONY BANK, a Georgia state bank (the “Bank”).
WHEREAS, Employee joined the Bank as an employee by virtue of the merger of SouthCrest Bank, N.A. with and into the Bank;
WHEREAS, Employee and Bank are parties to that certain Employment Agreement, dated April 22, 2021 (the “Employment Agreement”), setting forth the terms of Employee’s employment with the Bank;
WHEREAS, Employee and the Bank wish to enter into this Agreement to document the terms of Employee’s separation of employment.
NOW, THEREFORE, in consideration of the mutual promises and undertakings contained in this Agreement and other good and valuable consideration, the Parties hereby agree as follows:
A.Definitions
a.Colony Bank Group: For purposes of this Agreement, “Colony Bank” means each of Colony Bank, all of its predecessors, successors, current, future and former parent entities, subsidiaries, affiliates, related companies, partnerships, investors, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.
b.Consideration: For purposes of this Agreement, “Consideration” shall mean the severance payment identified in Section 3(a).
c.Employee: For purposes of this Agreement, “Employee” means David Andrew Borrmann and his heirs and successors.
d.The Parties: For purposes of this Agreement, the “Parties” means Employee and Colony Bank, collectively.
B.Separation Date
Employee acknowledges that his employment with the Bank ended effective January 24, 2023 (the “Separation Date”), whereupon all benefits and privileges related thereto cease, except as set forth herein.
A.Consideration
a.Severance Payment to Employee: In consideration of Employee’s execution and delivery of this Agreement and conditioned upon Employee’s non-revocation of this Agreement, the Bank shall pay to Employee an aggregate amount equal to THREE HUNDRED THOUSAND DOLLARS ($300,000.00), subject to applicable withholding and payable in approximately equal installments for a period of twelve (12) months (the “Severance Period”) in accordance with Employer’s ordinary payroll policies and practices currently in effect, with such payments commencing with Employer’s first regular payroll that occurs after the sixtieth (60th) day following the Separation Date and continuing for the Severance Period; provided that the first such payment shall consist of all amounts payable to Employee pursuant to this Section 3(a) between the Separation Date and the first payroll date to occur after the sixtieth (60th) day following the Separation Date.

b.No Further Obligations: Employee expressly acknowledges that the Bank is not otherwise obligated to make any other payments to Employee, including, but not limited to, any payments under the Employment Agreement.
c.Forfeiture of Restricted Shares: Employee expressly acknowledges that effective as of the Separation Date, Employee forfeited 4,667 restricted shares of Colony Bankcorp, Inc. common stock, $1.00 par value, awarded to Employee pursuant to that certain Restricted Stock Award Certificate dated January 1, 2022 and such restricted shares (including any dividend accrued with respect to such Restricted Shares) shall revert to Colony Bankcorp, Inc. without the payment by the Colony Bank Group of any consideration to Employee for such restricted shares.
d.Adequacy of Consideration: The Parties acknowledge the adequacy of the Consideration provided herein by each to the other. The Parties further acknowledge the adequacy of the “additional consideration” provided herein by each to the other, that this is a legally binding document, and that they intend to comply with and be faithful to its terms.
e.Taxes: Employee understands that the Bank will withhold applicable state and federal taxes from the payment referenced in Section 3(a) of this Agreement. The Bank will issue Employee an IRS Form W-2 in connection with the payments described in Section 3(a) above. Employee agrees and understands that he is ultimately and solely responsible for paying the correct amount of taxes on any amounts he receives in connection with his signature on this Agreement. Employee agrees not to make any claim against the Bank, or any other person based on how the Bank reports amounts paid under this Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. In addition, Employee understands and agrees that the Bank has no duty to try to prevent such an adverse determination.
B.Complete Release
a.Claims Released by Employee: Subject only to the exceptions noted in Section 4(b), Employee is irrevocably and unconditionally releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he had or may have (“Claims”) with respect to the Colony Bank Group. Employee understands that the Claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:
i.Actual or alleged violations of: Title VII of the Civil Rights Act of 1964, as amended by subsequent congressional legislation including, without limitation, the Civil Rights Act of 1991, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. §1001, et seq.; the Uniformed Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701, et seq.; the Equal Pay Act of 1963; the Family and Medical Leave Act of 1993 (FMLA), 29 U.S.C. §2601 et seq., the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §12101, et seq.; the Age Discrimination in Employment Act, as amended (ADEA), 29 U.S.C. §621, et seq.; ); the Occupational Safety and Health Act (OSHA); Worker Adjustment and Retraining Notification (WARN) Act; the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), the Genetic Information Nondiscrimination Act of 2008 (GINA); Sections 1981 and 1983 of the Civil Rights Act of 1866; and any other federal, state, or local laws prohibiting retaliation or employment discrimination;
ii.Actual or alleged violations of Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discrimination in Employment Act, O.C.G.A. § 34-5- 1, the Georgia Age Discrimination Law, O.C.G.A. § 34-1-2;

iii.Other laws, such as any federal, state, or local laws restricting or effecting the Colony Bank Group’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring the Colony Bank Group to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, invasion of privacy, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, defamation, intentional tortuous conduct, abusive litigation, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, and/or any other common law or statutory causes of action.
iv.Actual or alleged violation arising under contract, tort, or common law; and
v.From any and all actions, causes of action, suits, claims, demands, debts, damages, costs and expenses, whatsoever, which employee now has or has never had related to, on account of, or arising out of any matter or event, including claims of physical injury, mental injury, and/or property damage.
vi.Release of Unknown Claims: Employee understands that he is releasing the Colony Bank Group from Claims that he may not know about and that it is his knowing and voluntary intent to release said unknown Claims, even though Employee recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, Employee is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law that is intended to protect him from waiving unknown Claims. Employee understands the significance of doing so.
b.Claims Retained by Employee: Employee irrevocably and unconditionally releases all the Claims described hereinabove that he had or may now have from the beginning of time until the date of this Agreement against the Colony Bank Group, except that he is not releasing any Claim that relates to:
i.His right to vested and accrued benefits under the benefit plans of Colony Bank Group, in accordance with the terms of such plans,
ii.His right to enforce this Agreement,
iii.Any rights or claims that arise after he signs this Agreement, or
iv.Any rights or claims that may not be released by law.
c.Confirmation of Receipt of Compensation: Employee hereby certifies that he has received all compensation and benefits due him other than vested and accrued benefits under the benefit plans of Colony Bank Group, which will be paid or provided in accordance with the terms of such plans, and acknowledges and agrees that he has no Claims against the Colony Bank Group arising under the Fair Labor Standards Act (“FLSA”), FMLA, NLRA, or False Claims Act.
C.Promises and Representations
a.Pursuit of Released Claims and Covenant Not to Sue: Employee represents and warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge, with respect to any Claims this Agreement purports to waive, and, except as provided in Section 5(b) of this Agreement, he promises never to file or prosecute any other lawsuit, complaint or claim based on such Claims.
b.Protected Activity: Nothing in this Agreement shall affect those rights or claims that cannot be waived by law. Nothing contained in this Agreement shall be interpreted to prevent Employee from filing an administrative charge or from participating in or assisting the United States Equal Employment Opportunity Commission, the National

Labor Relations Board, or another federal or state agency in its investigation and pursuit of any matter which it deems appropriate. However, Employee recognizes and agrees that, by signing this Agreement, he is waiving any and all rights to reinstatement, damages, remedies, costs, attorneys’ fees, or other relief, either individually or as part of any collective action, any claim based upon any matter or things arising prior to the effective date of this Agreement as to any Claims he has released and any rights he has waived as a result of his execution of this Agreement.
c.No Knowledge of Claims: Employee acknowledges and represents that he is not aware of any employment practice, incident, circumstance, dispute, or problem which he considers to be the basis of a claim or complaint to be asserted against the Colony Bank Group as of the date of execution of this Agreement.
d.Ownership of Claims: Employee represents and warrants he has not sold, assigned, or transferred any Claim he is purporting to release, nor has he attempted to do so. Employee expressly represents that he has the full legal authority to enter into this Agreement for himself and his estate and does not require the approval of anyone else.
e.No Admission of Liability: Employee agrees not to assert that this Agreement is an admission of guilt or wrongdoing by any member of the Colony Bank Group, and he acknowledges that Colony Bank does not believe or admit that any member of the Colony Bank Group has done anything wrong, such being expressly denied by the Colony Bank Group.
f.This Agreement to be Kept Confidential: Except as provided in Section 5(b) of this Agreement, the Employee agrees that he will not publicize or disclose this Agreement or its details either directly or indirectly, that is, through the Employee’s agents, attorneys, or accountants, or any other person, either in specific or as to general content, to the public generally, including without limitation, any employee of the Bank other than Heath Fountain, or to any other person or entity, except and only to the extent that the Employee is lawfully compelled to do so by a court of competent jurisdiction or as hereinafter provided. The Employee’s agreement to keep confidential the terms of this Agreement extends to all persons other than the Employee’s attorneys, accountants, financial advisers, or other professionals who have a legitimate need to know the terms in order to render professional advice or services to the Employee, which shall in no event include any employee of the Bank other than Heath Fountain. Employee confirms by executing this Agreement that he has not engaged in any conduct to date that would violate the terms of this Paragraph. The Employee agrees not to identify or reveal any terms of the Agreement, except as otherwise provided herein, and the Employee agrees that the Employee will direct and bind the Employee’s accountants, attorneys, or other agents not to disclose this Agreement as well. Any publication or disclosure of the terms of this Agreement by the Employee shall be considered a material breach and the liquidated damages are agreed by The Parties to be the amount of the severance payments set forth in Section 3(a) of this Agreement. Notwithstanding the foregoing, the restrictions of this paragraph 5(f) will lapse upon a public disclosure of this Agreement by any member of the Colony Bank Group.
g.Non-Disparagement: Except as provided in Section 5(b) of this Agreement, the Employee agrees that the Employee will not make nor solicit any comments, statements or the like to or from others that may be considered to be derogatory or detrimental to the good name or business reputation of the Colony Bank Group. The Employee will not make or solicit any comments, statements or the like to or from others that may be considered to be derogatory or detrimental to the good name or personal reputation of the officers, shareholders, directors, employees, agents, successors, or assigns of the Colony Bank Group.

h.Cooperation: Employee shall cooperate fully with the Colony Bank Group in its defenses of or other participation in any administrative, legal or other proceeding arising from any charge, complaint or other legal action which has been or may be filed. In the event Employee is called upon to assist the Colony Bank Group, the Colony Bank Group will work with Employee to avoid any unreasonable interference such assistance might cause with Employee’s future employment. Nothing herein is intended to prohibit Employee from cooperating in any investigation or procedure initiated by the Equal Employment Opportunity Commission or any other investigating agency. In addition, nothing herein is intended to coerce testimony or suborn perjury. For a period of one (1) year following the date of this Agreement, Employee will be available to the Colony Bank Group to provide reasonable assistance with business-related questions that may arise about which Employee may have information. Employee agrees to use his reasonable best efforts to respond to such questions within one (1) business day. In no event will such business-related questions cause Employee to spend more than ten (10) hours per week assisting the Colony Bank Group with regard to such matters, and Employee will not be required to provide more than ten (10) hours of support pursuant to Section 5(h) unless the Bank provides compensation to Employee in an amount reasonably acceptable to Employee.
i.Colony Bank Property: Employee agrees that he will return all Bank reports, records and property, including any copies thereof, including but not limited to thumb drives, diskettes, tapes, notebooks, personnel data, memoranda, letters, notes, plans, analyses, recaps, credit cards, keys, laptop computers, cell phones, etc. to the Bank. Employee understands that he is not permitted to retain any Bank property when he leaves the Bank.
D.Consequences of Violating Promises
a.General Consequences: In addition to any other remedies or relief that may be available, the Parties agree to pay the reasonable attorneys’ fees and any damages the other may incur as a result of either breaching a promise made in this Agreement (such as by Employee suing the Colony Bank Group over a released Claim) or if any representation made in this Agreement was false when made. Employee further agrees that the Colony Bank Group would be irreparably harmed by any actual or threatened violation of Sections 5(f) and (g) that involves disclosure of the existence, terms, or amounts paid under this Agreement or the disparagement of the Colony Bank Group, and that the Colony Bank Group will be entitled to an injunction prohibiting Employee from committing any such violation.
b.Clawback: If Employee breaches the provisions of Section 8 of this Agreement (including, without limitation, the post-employment restrictions set forth in the Employment Agreement and incorporated herein), the Bank shall be entitled to recover all amounts paid to Employee under Section 3(a) hereof. Upon written notice to Employee detailing such breach, Employee agrees to repay to the Bank all amounts paid by the Bank to Employee under Section 3(a) hereof within sixty (60) days of such notice.
E.Consideration of Release: ADEA Requirements Satisfied.
Employee understands that this Agreement had to meet certain requirements to validly release any Age Discrimination in Employment Act (ADEA) claims he might have had, and he represents and warrants that all such requirements were satisfied. Specifically, Employee acknowledges that, before signing this Agreement, he was provided twenty-one (21) days to consider the contents of this Agreement. Employee further acknowledges that:
i.He took the time he needed to consider this Agreement before signing it;
ii.He carefully read this Agreement;
iii.He fully understands it;
iv.He is entering into it voluntarily;

v.He is receiving valuable consideration in exchange for execution of this Agreement that he would not otherwise be entitled to receive;
vi.He is waiving only current ADEA claims and does not wave future ADEA claims;
vii.Employee, in writing, was encouraged to discuss this Agreement with an attorney (at his own expense) before signing it, and that he did so to the extent he and his attorney deemed appropriate; and
viii.Employee was given seven (7) days within which to revoke the Agreement after signing it.
F.Ongoing Obligations
In exchange for the Consideration set forth in Section 3 above, the adequacy of which Employee acknowledges, Employee agrees as follows:
a.Employment Agreement Restrictions: Subject to Sections 8(b) and 8(c) below, Employee hereby re-affirms all post-employment covenants and restrictions set forth in the Employment Agreement and agrees that such restrictions are incorporated by reference into this Agreement.
b.Non-Competition Exception. The Bank consents to Employee’s service as (i) a Chief Financial Officer, (ii) other accounting and finance officer or employee, or (iii) consultant providing accounting or finance services, in each case within a fifty (50) mile radius of Employee’s principal office locations in which Employee worked for the Bank during the year preceding the Separation Date, even if such service would be deemed Competitive Services under the Employment Agreement. Nothing in this Section 8(b) shall be construed as altering the effect of any provision of the Employment Agreement other than Section 6(d) of the Employment Agreement.
c.Additional Non-Solicitation Duration: Employee agrees that the duration of the Non-Solicitation and Non-Recruitment restrictions set forth in the Employment Agreement shall be amended to eighteen (18) months. Specifically, by executing this Agreement, Employee agrees that, with respect to Sections 6(e) and 6(f) of the Employment Agreement, the Restricted Period shall be deemed to be time during Employee’s employment with the Bank, plus eighteen (18) months following the Separation Date.
G.Remedies, Choice of Law and Forum Selection
In addition to any other remedies at law or in equity it or he may have, including the relief specified in Section 6(a) of this Agreement, each party shall be entitled to seek equitable relief, including injunctive relief and specific performance in connection with a breach of the provisions of this Agreement. The Parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia exclusively and without reference to principles of conflict of laws. The Parties expressly consent to personal jurisdiction within the State of Georgia.
A.COBRA Entitlement
The Employee understands that the Employee will be offered continuation coverage of the Bank’s health insurance under the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. 1161, et seq. (“COBRA”). The Employee shall be solely responsible for payment of monthly COBRA premiums as they come due, should Employee elect COBRA coverage. Employee acknowledges that if he selects to receive COBRA benefits and fails to make timely payments, a lapse in coverage will occur and that those COBRA benefits cannot be reinstated.
A.Colony Covenants
The Bank will instruct its existing directors and executive officers to refrain from making or soliciting any comments, statements, or the like to or from others that may be considered to be derogatory or detrimental to the good name or business reputation of Employee. For the avoidance of doubt, the Bank cannot control or monitor communications of these directors or executive officers or any individuals. As a result, the Bank will not have any liability under this provision so long as it instructs its existing directors and executive officers to abide with its requirements. Further, nothing in this provision shall restrict the ability of any person to give truthful testimony in connection with any legal proceeding.
A.Miscellaneous
a.Entire Agreement: This is the entire agreement between Employee and the Bank. This Agreement may not be modified or canceled in any manner except by a writing signed by Employee and an authorized Bank official. Employee acknowledges that neither the Bank nor any of its agents, representatives, or attorneys has made any representations or promises to him other than those in or expressly referred to by this Agreement.
b.Severability: Should any part, term, or provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
c.Successors: This Agreement binds all of Employee’s heirs, administrators, spouse, representatives, executors, successors, attorneys and assigns, and will inure to the benefit of the Bank. It also binds the Bank, its successors, assigns, and subsidiary and affiliated companies.
d.Neutral Reference: The Bank agrees to provide Employee with a neutral employment reference to prospective companies. Such neutral reference will consist solely of Employee’s dates of employment and job title(s) held.
e.Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or the Bank. Whenever required by the context hereof, the singular shall be deemed to include plural, the plural shall be deemed to include singular, and the masculine, feminine and neuter genders shall each be deemed to include the others. The headings and titles of the sections and/or paragraphs of this Agreement are for convenience purposes only, and are not intended to define, limit, or construe the contents of the various paragraphs.
f.No Waiver by Colony Bank: The waiver by the Bank of any provision of this Agreement or a breach of any provision of this Agreement by Employee shall not operate or be construed as a further or continuing waiver of any subsequent breach by Employee. No waiver shall be valid or binding on the Bank unless made in writing and signed by an authorized officer of the Bank.
g.Voluntariness: The Parties hereto have read this Agreement and understand all of its terms, and each executes it voluntarily and with full consideration of its significance, and each person signing this Agreement on behalf of the Parties is authorized to execute the Agreement, and the Parties are bound by such signatures. The official signing on behalf of the Bank represents and warrants that he has the authority to bind the Bank.
h.Construction of Agreement: Employee and the Bank agree that construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed, and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement.
B.Revocation
Employee has seven (7) days after executing this Agreement in which to revoke this Agreement (the “Revocation Period”). Thereafter, this Agreement will be effective and enforceable. To revoke this Agreement, Employee shall deliver notice of such election in writing to the Bank’s representative, Lance Whitley at lance.whitley@colonybank.com, on or before 5:00 p.m. on the seventh (7th) day after execution via email or United States Postal Service. If the seventh (7th) day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day. This Agreement is not effective or enforceable until the Revocation Period has expired, and no monies or other consideration will be sent to Employee until after the Revocation Period has expired (assuming the Employee has not timely exercised his right to revoke the Agreement). If Employee revokes this Agreement, he understands that he will not receive any of the benefits described herein.

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READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD CONSULT AN ATTORNEY OR OTHER ADVISOR OR PERSON OF YOUR CHOICE.
Executed this 25th day of January 2023.
EMPLOYEE

/s/ D. Andrew Borrmann
UNOFFICIAL WITNESS DAVID ANDREW BORRMANN

COLONY BANK

/s/ T. Heath Fountain
UNOFFICIAL WITNESS By: T. HEATH FOUNTAIN
Its: Chief Executive Officer